UPDATED CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$9,371,720.00	100%	$9,371,720.00	$1,135.85 (1)
(1) The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).  The registration fee of US$1,135.85 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$198,294.44 as of the date hereof.  After payment of the registration fee for this offering, US$197,158.59 remains available in SEK’s account for future registration fees.

Filed Pursuant to Rule 424 (b)(2)
Registration Statement No. 333-221336
(To Prospectus dated November 3, 2017,
Prospectus Supplement dated November 3, 2017 and
Product Supplement EQUITY INDICES ARN-2, dated November 3, 2017)

The notes are being issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet, “Risk Factors” beginning on page PS-6 of product supplement EQUITY INDICES ARN-2 and “Risks Associated with the Notes” beginning on page S-6 of the prospectus supplement.
The initial estimated value of the notes as of the pricing date is $9.86 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-In Power (as defined below) by the Swedish National Debt Office (the “Debt Office”), the Swedish resolution authority. All payments are subject to the exercise of any Bail-in Power by the relevant Swedish resolution authority. See “Consent to Bail-in Power” on page TS-3,  “Risk Factors” on page TS-8 of this term sheet and “Risks Associated with the Notes” beginning on page S-6 of the prospectus supplement.
_________________________
None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price	$10.00	$9,371,720.00
Underwriting discount	$0.20	$187,434.40
Proceeds, before expenses, to SEK	$9.80	$9,184,285.60
The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
September 27, 2018

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
Summary
The Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any governmental agency of the United States, Sweden, or any other jurisdiction, nor are they obligations of the Kingdom of Sweden or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK and to the exercise of any Bail-in Power (as described herein) or any other resolution measure by any relevant Swedish resolution authority.  The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the JPX-Nikkei Index 400 (the “Index”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate may be lower than the rate we would pay when we issue conventional fixed or floating rate debt securities, in which case this difference in borrowing rates may reduce the economic terms of the notes to you. Additionally, the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes.  This initial estimated value was determined  by taking into consideration certain historical estimated values for similar notes issued by us through the use of our internal valuation methodology, including reference to our  pricing models, which incorporate market data provided by third parties. Our internal valuation methodology also takes into consideration our internal funding rate.    For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes		Redemption Amount Determination
Issuer:	Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK ”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Principal Amount:	$10.00 per unit	<
Term:	Approximately 14 months
Market Measure:	The JPX-Nikkei Index 400 (Bloomberg symbol: "JPNK400"), a price return index
Starting Value:	15,937.14
Ending Value:
The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-16 of product supplement EQUITY INDICES ARN-2.

Participation Rate:	300%
Capped Value:	$12.03 per unit of the notes, which represents a return of 20.30% over the principal amount.
Maturity Valuation Period:	November 19, 2019, November 20, 2019, November 21, 2019, November 22, 2019 and November 25, 2019
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY INDICES ARN-2, dated November 3, 2017: https://www.sec.gov/Archives/edgar/data/352960/000104746917006767/a2233694z424b3.htm
■	Prospectus and prospectus supplement, each dated November 3, 2017: https://www.sec.gov/Archives/edgar/data/352960/000104746917006760/a2233548zf-3asr.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to SEK.
Consent to Bail-in Power
By acquiring the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-In Power (as defined under "Description of the Notes—Agreement with Respect to the Exercise of Bail-in Power" in the prospectus supplement) by the Swedish National Debt Office. All payments are subject to the exercise of any Bail-in Power by the relevant Swedish resolution authority.
Under the Swedish Resolution Act 2016 (as amended, the “Resolution Act”), the Debt Office may exercise a Bail-in Power under certain conditions which include that authority determining that: (i) a relevant entity (such as SEK) is failing or is likely to fail; (ii) it is not reasonably likely that any action will be taken to avoid the entity’s failure (other than pursuant to the other stabilization powers under the Resolution Act); (iii) the exercise of the stabilization powers are necessary, taking into account certain public interest considerations such as the stability of the Swedish financial system, public confidence in the Swedish banking and resolution systems and the protection of depositors (also regulated by the Swedish Financial Supervisory Authority (the “SFSA”)); and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the Debt Office would assess these conditions in deciding whether to exercise any Bail-in Power. The Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any Bail-in Power is exercised you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the Debt Office may exercise its authority to implement the Bail-in Power without providing any advance notice to the holders of the notes.
This is only a summary. For more information, please see “Risk Factors” in this term sheet and “Description of the Notes—Recovery and Resolution Matters” and “Description of the Notes—Agreement with Respect to the Exercise of Bail-in Power,” beginning on pages S-31 and S-32, respectively, in the prospectus supplement.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
■
You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.
■
You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
■
You accept that the return on the notes will be capped.
■
You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.
■
You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
■
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

■
You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■
You seek principal protection or preservation of capital.
■
You seek an uncapped return on your investment.
■
You seek interest payments or other current income on your investment.
■
You want to receive dividends or other distributions paid on the stocks included in the Index.
■
You seek an investment for which there will be a liquid secondary market.
■
You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
■
You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
■
You are willing to consent to the exercise of any Bail-in Power by the relevant Swedish resolution authority.
■ You are unwilling to consent to the exercise of any Bail-in Power by the relevant Swedish resolution authority.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
Hypothetical Payout Profile
These hypothetical values would only apply if the notes are not called on any Observation Date, and show a payout profile at maturity.
Accelerated Return Notes
This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $12.03. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index.
This graph has been prepared for purposes of illustration only.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Participation Rate, Ending Value, Capped Value, and term of your investment.
The following table is based on a Starting Value of 100, the Participation Rate of 300% and the Capped Value of $12.03 per unit.  It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes.  The following examples do not take into account any tax consequences from investing in the notes.

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$12.03(2)	20.30%
120.00	20.00%	$12.03	20.30%
130.00	30.00%	$12.03	20.30%
140.00	40.00%	$12.03	20.30%
150.00	50.00%	$12.03	20.30%
160.00	60.00%	$12.03	20.30%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 15,937.14, which was the closing level of the Market Measure on the pricing date.
(2)	The Redemption Amount per unit cannot exceed the Capped Value.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 80.00
= $8.00 Redemption Amount per unit
Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 103.00
= $10.90 Redemption Amount per unit
Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.03 per unit
Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” section beginning on page PS-6 of product supplement EQUITY INDICES ARN-2 and “Risks Associated With the Notes” beginning on page S-6 of the prospectus supplement, as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which was filed with the SEC on February 26, 2018, and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
■	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
■
Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

■
As described above under “Consent to Bail-In Power,” the Debt Office may exercise any Bail-in Power under the conditions described in such section of this term sheet. The Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the notes, including principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the notes. Accordingly, if any Bail-in Power is exercised, you may lose all or a part of the value of your investment in the notes or receive a different security, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the Debt Office may exercise its authority to implement the Bail-in Power without providing any advance notice to the holders of the notes. By your acquisition of the notes, you acknowledge, agree to be bound by, and consent to the exercise of any Bail-in Power by the relevant resolution authority. The exercise of any Bail-in Power with respect to the notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the notes). The trustee will not be liable for any action that the trustee takes, or abstains from taking, in accordance with the exercise of the Bail-in Power with respect to the notes. Your rights as a holder of the notes are subject to, and will be varied, if necessary, so as to give effect to the exercise of any Bail-in Power by the Debt Office. See “Consent to Bail-in Power” above and “Risks Associated With the Notes” beginning on page S-6 of the prospectus supplement for more information.

■	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time using an internal valuation methodology, including reference to our pricing models, which incorporate market data provided by third parties. Our internal valuation methodology and these pricing models consider certain assumptions and variables, including our internal funding rate on the pricing date, expectations on interest rates and volatility, and the expected term of the notes. Our internal valuation methodology and these pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.

■
The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

■
The initial estimated value of the notes is an estimate only, determined as of a particular point in time. The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.  The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

■
A trading market is not expected to develop for the notes. None of us, MLPF&S, or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■
Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets. Specifically, the stocks included in the Index are issued by companies located in Japan. Changes in Japan could adversely affect the performance of the Index and, consequently, the value of the notes.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
■	The business, hedging and trading activities of MLPF&S and its affiliates (including trades in shares of companies included in the Index) and any hedging and trading activities MLPF&S or its affiliates engage in for their clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.
■	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
■	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
■	While we, MLPF&S or our respective affiliates may from time to time own shares of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company. There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
■
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Material Summary Tax Consequences” below and “Material U.S. Federal Income Taxation Considerations” beginning on page PS-27 of product supplement EQUITY INDICES ARN-2.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden.  The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
Additional Risk Factors
There are uncertainties regarding the Index because of its extremely limited performance history
The Index was first published in January 2014. Accordingly, there is extremely limited trading history available for the Index upon which you can evaluate its prior performance, and it may perform in unexpected ways.  Because the Index's past historical performance is extremely limited, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with an established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to assess the validity of the methodology that the Index uses to select its components, as described below under “The Index”. The historical Index levels should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any given date.
There is no assurance that the investment view implicit in the notes will be successful.
The Index constituents will be selected from time to time during the term of the notes in the manner described in “The Index—Standards for Listing and Maintenance.”  The criteria used for selecting the Index stocks may not result in stocks that outperform Japanese stocks generally, or the stocks that may be included in other indices that track Japanese securities markets. Although the Index stocks may satisfy the quantitative and qualitative criteria of the Index at the time they are selected, there can be no assurance that they will continue to do so thereafter, which may reduce the level of the Index. There can be no assurance that the future performance of the Index will result in your receiving an amount greater than or equal to the principal amount of your notes.  The performance of the Index may be worse than the performance of the equity markets generally, and worse than the performance of specific sectors of the equity markets (including Japanese equities in particular),, or other securities in which you may choose to invest.
Other Terms of the Notes
The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-2.
Market Measure Business Day
A “Market Measure Business Day” means a day on which:
(A) the Tokyo Stock Exchange (or any successor) is open for trading; and
(B) the Index or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its makeup, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by Japan Exchange Group, Inc. (“JPX”), Tokyo Stock Exchange, Inc. (“TSE” and, together with JPX, the “JPX Group”) and Nikkei Inc. (the “Nikkei” and, together with the JPX Group, the “Index sponsor”). The Index was developed by the Index sponsor and is calculated, maintained and published by the Index sponsor. We have not independently investigated the accuracy or completeness of this information. The Index sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of any discontinuance of publication of the Index are discussed in the section entitled  “Description of ARNs—Discontinuance of an Index” on page PS-17 of product supplement EQUITY INDICES ARN-2. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.
The Index is composed of stocks listed on the TSE’s First Section (large companies), Second Section (mid-size companies), Mothers (Markets Of The High-growth and Emerging Stocks — for start-ups) and JASDAQ market. Stocks included in the Index are selected based on market capitalization, trading value, return on equity, and other factors, as described in more detail below.The Index was first calculated and published on January 6, 2014. The inception value of the Index was 10,000 on August 30, 2013. The Index is calculated every one second during the trading hours of the TSE.
Eleven main groups of companies are included in the Index, with the approximate percentage of the market capitalization of the Index included in each group as of December 29, 2017 indicated in parentheses: Electric Appliances & Precision Instruments (17.96%); IT & Services (10.15%); Automobiles & Transportation Equipment (9.55%); Raw Materials & Chemicals (8.28%); Banks (6.58%); Machinery (5.88%); Transportation & Logistics (5.65%); Financials (excluding banks) (5.59%; Pharmaceutical (5.25%); Commercial & Wholesale Trade (4.89%) and Others (20.22%). As of that date, 395 of the securities included in the Index were listed on the TSE’s First Section.
The notes are linked to the price return version of the Index, which means (as noted below) that the Ending Value will not include any income generated by dividends paid on the stocks included in the Index.
Additional information relating to the composition and calculation of the Index is available on the Index sponsor’s website: http://www.jpx.co.jp/english/markets/indices/jpx-nikkei400/. However, information included in that website shall not be deemed to be included or incorporated by reference in this document.
Standards for Listing and Maintenance
The Index components are reviewed annually based on the selection criteria applied as of the final business day of June (the “base selection date”). The calculation of the Index using the new constituents will begin at the end of August.  The selection process and criteria are as follows:
(1)  1,000 stocks are selected based on their trading value over the past three years and their market value on the base selection date.  Stocks are excluded from selection if they fall under any of the following criteria:
  the stock has been listed for less than three years;
  the company’s liabilities have been in excess of its assets during any of the past three fiscal years;
  the company has had an operating loss in each of the past three fiscal years;
  the company has had a net loss in each of the past three fiscal years;
   the company’s financials have disclosed doubt regarding its ability to continue as a going concern;
   there has been disclosure of insufficient financial controls;
   the stock has been designated as a security to be delisted or security on alert; or
   certain listing violations have occurred over the past year.

(2)  Each stock is scored by (a) three-year average return on equity (“ROE”) (weighted 40%), (b) three-year cumulative operating profit (weighted 40%) and (c) market capitalization on the base selection date (weighted 20%), determined as follows:

Three-year average return on equity is calculated as follows:

Three-year cumulative operating profit is the sum of reported operating profit over the past three years.

The market capitalization of a stock is calculated based on the number of listed shares multiplied by its closing share price as of the annual base selection date.

(3)  400 stocks are selected by the final ranking with the scores calculated above in (2) and qualitative factors from the perspectives of corporate governance and disclosure.  These factors are applied as of the base selection date and include the appointment of at least two independent outside directors, releasing the most recent earnings report according to international financial reporting standards and the release of English language earnings information via Timely Disclosure Network (TDnet).
Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
The final score for each stock equals the sum of the score calculated above in (2) plus the score from the qualitative factors.  Stocks are ranked from highest to lowest based on their final scores, with the exception that stocks with negative three-year average ROE and most recent ROE are negative or that have negative three-year cumulative operating profit are moved to the bottom of the ranking.  In the event of a tie in final scores, the stock with the higher market capitalization is ranked higher.

Calculation of the Index

The Index is calculated using free-float adjusted market value weighting and is calculated to two decimal places.  The level of the Index equals the current total free-float adjusted market value divided by the base market value.  The market value is the sum of the number of shares of each constituent stock multiplied by its stock price.  The base market value is adjusted to maintain continuity in the Index when the market value of constituents changes for non-market reasons.  The weight of each Index component is capped at 1.5% of the Index, and if any component exceeds that weight, it is adjusted downwards at the time of the annual review. In case of delisting of the components due to a merger, bankruptcy, or other corporate event, new stocks are not added until the next annual review.

The free-float adjustment market value is determined by excluding the estimated number of listed shares that are deemed not to be available for trading in the market, using publicly available documents. Among the shares that are not treated as available are, among others, shares held by specified types of major shareholders, and shares held by board members and other representatives. The free-float weights are reviewed annually for each index component, with the announcement and effective date for each index component occurring on a quarterly basis, depending upon the relevant company’s earnings release schedule. In addition to this annual review, the Index sponsor may also adjust a company’s free-float weight to reflect extraordinary events.

The Index components can be updated from time to time to reflect, for example, the establishment of a new company as a result of a corporate consolidation, or the delisting of a company.  A variety of corporate events will result in the change of the number of shares used to calculate the Index, including securities offerings, exercises of warrants and share dividends.
The following graph shows the daily historical performance of the Index in the period from January 1, 2014 through September 27, 2018.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 15,937.14.
Historical Performance of the Index

17,500
17,000
16,500
16,000
15,500
15,000
14,500
14,000
13,500
13,000
12,500
12,000
11,500
11,000
10,500
10,000
9,500
9,000
8,500
8,000
7,500
7,000
6,500
6,000
5,500
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.
Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
License Agreement

We expect to enter into an agreement with the Index sponsor providing us with a non-exclusive license with the right to use the Index in exchange for a fee.  The Index is the intellectual property of the Index sponsor.

The Index is a copyrighted material using a methodology independently developed and created by the Index sponsor, and the Index sponsor owns the copyrights and other intellectual property rights subsisting in the Index itself and the methodology used to calculate the Index. Ownership of trademarks and any other intellectual property rights with respect to the marks to indicate the Index belong to the Index sponsor. The notes are arranged, managed and sold exclusively at the risk of SEK, and the Index sponsor does not guarantee the notes and shall assume no obligation or responsibility with respect to the notes.
The Index sponsor shall not be obligated to continuously publish the Index and shall not be liable for any errors, delays, or suspensions of the publication of the Index. The Index sponsor shall have the right to change the composition of the stocks included in the Index, the calculation methodology of the Index or any other details of the Index and shall have the right to discontinue the publication of the Index at any time.
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on the then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes, at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations as mentioned above, and will include transaction costs. This price is expected to be higher than or lower than the initial estimated value of the notes, which is calculated by SEK using the internal valuation methodology described above, and not by MLPF&S.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding SEK or for any purpose other than that described in the immediately preceding sentence.
Structuring the Notes
 The notes are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we may borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security, in which case this difference in rates will reduce the economic terms of the notes to you. Additionally, the fees and charges associated with market-linked notes resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit Principal Amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. The initial estimated value may also differ from the value we assign to the notes for financial reporting purposes at any given time.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
Material Summary Tax Consequences
 The following summary qualifies and supplements, and to the extent inconsistent supersedes the discussion under the section entitled “Material U.S. Federal Income Taxation Considerations” beginning on page PS-27 of product supplement EQUITY INDICES ARN-2, which you should read carefully prior to investing in the notes.
An investment in the notes includes the following U.S. federal income tax consequences:
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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Market Measure.

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Under this characterization and tax treatment of the notes, a “U.S. holder” (as defined in product supplement EQUITY INDICES ARN-2) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity, and will not be required to recognize current income prior to maturity or prior to such sale or exchange.  Capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

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There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.  Accordingly, no assurance can be given that the IRS or any court will agree with this characterization and tax treatment.  Under alternative characterizations of the notes, it is possible, for example, that the notes could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options.  In addition, proposed changes in law or administrative guidance could materially affect the tax treatment of the notes.  As a result, the timing and character of income on the notes could differ materially from the above description.  For example, it is possible that a holder of the notes could be required to accrue income over the term of the notes and/or recognize ordinary gain or loss upon maturity of the notes.

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Book/tax conformity rule. U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”).  The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described in product supplement EQUITY INDICES ARN-2, although it is not clear to what types of income the book/tax conformity rule applies.  Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

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Dividend equivalent payments. We have determined that the notes are not Specified Notes and will not be treated as “section 871(m) transactions” (as defined in product supplement EQUITY INDICES ARN-2). Special rules apply if a note is subject to a “significant modification” (as defined for U.S. tax purposes), or if a non-U.S. holder enters into other transactions in connection with the notes.  In these cases, the notes may become section 871(m) transactions, and be subject to the withholding tax described in product supplement EQUITY INDICES ARN-2.  Prospective investors should contact their U.S. tax advisors regarding the potential application of Section 871(m) to the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
Where You Can Find More Information
We have filed a registration statement (including a prospectus supplement and a prospectus) and a product supplement with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we  have filed with the SEC, for more complete information about us  and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or
Accelerated Return Notes®	TS-14

Accelerated Return Notes® Linked to the JPX-Nikkei Index 400, due November 29, 2019
any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.
"Accelerated Return Notes® " and "ARNs® " are registered service marks of Bank of America Corporation, the parent company of MLPF&S.
Accelerated Return Notes®	TS-15